Filed Pursuant to Rule 424(b)(3)

File No. 333-107415

File No. 333-107415-01

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated August 16, 2005)

Air Tran Holdings, Inc.

Air Tran Airways, Inc.

$125,000,000 7% Convertible Notes Due 2023

and 11,241,012 Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement relates to the sale from time to time by certain of our stockholders (including their transferees, donees, pledges or successors) of up to $125,000,000 7% Convertible Notes Due 2023 and 11,241,012 shares of common stock issuable upon conversion of the Notes. You should read this prospectus supplement in conjunction with the prospectus dated August 16, 2005, which should be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

Investing in our common stock involves certain risks. See the “Risk Factors” section beginning on page 7 of the prospectus, and in the Company’s subsequent periodic filings incorporated by reference in such prospectus.

The information in the section entitled “Selling Securityholders” in the prospectus is hereby supplemented:

To amend the table under the caption Selling Securityholders in the Prospectus to adjust the aggregate principal amount of notes held by certain securityholders listed in the amounts reflected in such table in Post-Effective Amendment No. 7 to the Registration Statement dated August 16, 2005.

Name	Principal Amount of Debentures Beneficially Owned and Offered	Percentage of Debentures Outstanding	Shares of Common Stock Beneficially Owned Before the Offering (1)	Conversion Shares of Common Stock Offered	Common Stock Owned Upon Completion of the Offering (2)
					Number of Shares	Percentage
Bank Austria Cayman Islands, Ltd.	700,000	*		62,874
All other holders of notes or future transferees from such holders not otherwise specifically identified in the prospectus dated August 16, 2005(3)	38,993,000	31.19		3,502,351

*	Less than 1%
(1)	Figures in this column do not include the shares of common stock issuable upon conversion of the notes listed in the column to the right.
(2)	Assumes the sale of all the notes and all of the shares of common stock offered pursuant to this prospectus.
(3)	Information about additional selling securityholders will be set forth in post-effective amendments to this prospectus, if required.

The date of this prospectus supplement is June 9, 2006.